UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2005

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue, Suite 510

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2005, ArthroCare Corporation, a Delaware corporation (“ArthroCare”), ArthroCare (Deutschland) GmbH, a corporation organized under the laws of Germany and a wholly-owned subsidiary of ArthroCare and ArthroCare UK, Ltd., a corporation registered in England & Wales and a wholly-owned subsidiary of ArthroCare (collectively, the “Buyers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Applied Therapeutics, Inc., a Florida corporation, Applied Therapeutics, Ltd., a corporation registered in England & Wales, Applied Therapeutics GmbH, a corporation organized under the laws of Germany and BHK Holding, a corporation organized under the laws of the Cayman Islands (collectively, “Applied Therapeutics”), pursuant to which ArthroCare acquired substantially all of the business and assets and assumed certain liabilities of Applied Therapeutics (the “Asset Purchase”).

The Asset Purchase was completed on August 16, 2005. ArthroCare made an initial payment of $10.0 million in cash to Applied Therapeutics as consideration for the Asset Purchase. Pursuant to the Purchase Agreement, under certain circumstances ArthroCare will be obligated to make an additional contingent payment in cash to Applied Therapeutics in the first quarter of 2007 (the “Contingent Consideration”) based on the net revenue earned by ArthroCare from the operation of the business of Applied Therapeutics from February 1, 2006 to January 31, 2007 (the “Earnout Period”). The Contingent Consideration, if any, to be paid by ArthroCare to Applied Therapeutics will be equal to a multiple of net revenue derived from the sale of Applied Therapeutics products during the Earnout Period minus the initial payment of $10.0 million, but will in no event exceed $15.0 million. The aggregate consideration paid by ArthroCare was determined pursuant to arms-length negotiations between ArthroCare and Applied Therapeutics.

The Purchase Agreement contains customary representations and warranties from Applied Therapeutics and the Buyers. The Purchase Agreement provides that under certain circumstances ArthroCare may offset against the Contingent Consideration an amount equal to certain damages, claims, losses, costs or expenses incurred by the Buyers, if any, prior to the payment of the Contingent Consideration. Except in certain circumstances, Buyers may not offset more than an aggregate of $2.0 million against the Contingent Consideration, in some cases subject to a $50,000 deductible. The Purchase Agreement provides that ArthroCare may operate the business of Applied Therapeutics in its sole and absolute discretion during the Earnout Period, subject to certain limited exceptions.

The assets acquired in the Asset Purchase include accounts receivable, personal property, the rights and benefits under certain contracts and intangible assets relating to the business of Applied Therapeutics. Among the acquired assets are Applied Therapeutics’ Gel Knit™ nasal dressings and dissolvable Sinu Knit™ stents, which are used after endoscopic sinus surgery to control minor bleeding, facilitate epithelial healing and preserve the spatial integrity of the sinus.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets.

See disclosure in Item 1.01 above.

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Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of August 16, 2005, by and among ArthroCare Corporation, a Delaware corporation, ArthroCare (Deutschland) GmbH, a corporation organized under the laws of Germany and a wholly-owned subsidiary of ArthroCare, ArthroCare UK, Ltd., a corporation registered in England & Wales and a wholly-owned subsidiary of ArthroCare, Applied Therapeutics, Inc., a Florida corporation, Applied Therapeutics, Ltd., a corporation registered in England & Wales, Applied Therapeutics GmbH, a corporation organized under the laws of Germany and BHK Holding, a corporation organized under the laws of the Cayman Islands.

99.1	Press Release dated August 17, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: August 19, 2005	By:	/s/ Fernando Sanchez
Fernando Sanchez
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of August 16, 2005, by and among ArthroCare Corporation, a Delaware corporation, ArthroCare (Deutschland) GmbH, a corporation organized under the laws of Germany and a wholly-owned subsidiary of ArthroCare, ArthroCare UK, Ltd., a corporation registered in England & Wales and a wholly-owned subsidiary of ArthroCare, Applied Therapeutics, Inc., a Florida corporation, Applied Therapeutics, Ltd., a corporation registered in England & Wales, Applied Therapeutics GmbH, a corporation organized under the laws of Germany and BHK Holding, a corporation organized under the laws of the Cayman Islands.

99.1	Press Release dated August 17, 2005.

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